                                                                    Exhibit 10.9

                           Exclusive License Agreement

                                     between

                   The Regents of the University of California

                                       and

                               Alsius Corporation

                                       for

                        Indwelling Heat Exchange Catheter

                                 Case No 99-501

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                                Table of contents

Article No.   Title                                                        Page
-----------   -----                                                        ----
RECITALS.................................................................    2
1.            DEFINITIONS................................................    3
2.            GRANT......................................................    5
3.            LICENSE ISSUE FEE..........................................    7
4.            ROYALTIES..................................................    7
5.            DUE DILIGENCE..............................................    9
6.            PROGRESS AND ROYALTY REPORTS...............................   10
7.            BOOKS AND RECORDS..........................................   11
8.            LIFE OF THE AGREEMENT......................................   12
9.            TERMINATION BY THE REGENTS.................................   12
10.           TERMINATION BY THE LICENSEE................................   13
11.           DISPOSITION OF PATENT PRODUCTS ON 1-LAND UPON TERMINATION..   13
12.           USE OF NAMES AND TRADEMARKS................................   13
13.           LIMITED WARRANTY...........................................   14
14.           PATENT PROSECUTION AND MAINTENANCE.........................   15
15.           PATENT MARKING.............................................   17
16.           PATENT INFRINGEMENT........................................   17
17.           INDEMNIFICATION............................................   18
18.           NOTICES....................................................   19
19.           ASSIGNABILITY..............................................   20
20.           LATE PAYMENTS..............................................   20
21.           WAIVER.....................................................   21
22.           FAILURE TO PERFORM.........................................   21
23.           GOVERNING LAWS.............................................   21
24.           GOVERNMENT APPROVAL OR REGISTRATION........................   21
25.           EXPORT CONTROL LAWS........................................   21
26.           FORCE MAJEURE..............................................   22
27.           CONFIDENTIALITY............................................   22
28.           MISCELLANEOUS..............................................   23

                           Exclusive License Agreement
                                       for
                                  Alsius Corp.

     This license agreement ("Agreement") is effective this -- day of November 1999, by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 acting through the offices of The University of California, Los Angeles located at 10945 Le Conte Avenue, Suite 1401, Los Angeles, California 90095-1406, and Alsius Corporation ("Licensee"), a California corporation, having a principal place of business at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618.

                                    Recitals

     Whereas, certain inventions, characterized as "Indwelling Heat Exchange Catheter and Method of Using" ("Invention"), disclosed in UCLA case number LA99-501, useful for brain tissue preservation after stroke or other trauma, as co-invented at the University of California, Los Angeles by Dr. Pierre Gobin and at Alsius by Scott Evans, Mike Jones, and Wayne Noda: and are claimed in Patent Rights defined below;

     Whereas, Dr. Pierre Gobin is an employee of the University of California, Los Angeles and has assigned his rights in the invention to the Regents;

     Whereas, Scott Evans, Mike Jones and Wayne Noda have assigned their rights to Alsius;

     Whereas, the Licensee is a "small entity" as defined in 37 CFR Section 1.9 and a "small- business concern" defined in 15 U.S.C. Section 632;

     Whereas, both parties recognize that royalties due under this Agreement will be paid on pending patent applications and issued patents;

     Whereas, the Licensee has requested certain of The Regents' rights pursuant to commercializing the Invention; and

     Whereas, The Regents responded to the request of the Licensee by granting the following rights to the Licensee.

The parties agree as follows:

                                 1. Definitions

     As used in this Agreement, the following terms will have the meaning set forth below:

1.1 "Patent Rights" means all rights in U.S. patents and patent applications and foreign patents and patent applications assigned wholly or in part to The Regents, including any reissues, extensions, substitutions, continuations, divisions, and continuations-in-part applications (only to the extent, however, that Dr. Gobin is an inventor of any invention claimed in the continuation in part applications and that the subject matter is fully supported and enabled by the parent application) based on and including any subject matter claimed in or covered by US. Patent Application Serial Number 09/063, 984, entitled 1ndwelling Heat Exchange Catheter and Method of Using Same", filed April 21, 1998 and assigned to The Regents.

1.2 "Patent Products" means:

     i.   any kit, composition of matter, material, or product;

     ii. any kit, composition of matter, material, or product to be used in -a manner requiring the performance of the Patent Method; or

     iii. any kit, composition of matter, material, or product produced by the Patent Method; to the extent that the manufacture, use, or sale of such kit, composition of matter, material, or product, in a particular country, would infringe, but for a license or ownership rights therein, a claim of an issued and unexpired patent or claim of a pending patent application were it issued as a claim in a patent under Patent Rights in that country in which such patent has issued or application is pending which claim has not been held unpatentable, invalid or unenforceable by a final decision of a court or other government agency of competent jurisdiction from which no appeal has or can be taken and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. This definition of Patent Products also includes a service either used by the Licensee or provided by the Licensee to its customers when such service requires the practice of the Patent Method.

1.3 "Patent Method" means any process or method covered by the claims of a patent application or patent within Patent Rights or the use or practice of which would constitute in a particular country a infringement, but for a license or ownership rights therein, of a claim of an issued and unexpired patent or claim of a pending patent application were it issued as a claim in a patent within Patent Rights in that country in which the Patent Method is used or practiced which claim has not been held unpatentable, invalid or unenforceable by a final decision of a court or other government agency or competent jurisdiction from which no appeal has or can be taken arid has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.4 "Net Sales" means the gross invoice prices from the sale of Patent Products by the Licensee, an Affiliate, a Joint Venture, or a sublicensee to independent third parties for cash or other forms of consideration in accordance with generally accepted accounting principles limited by the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry): (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales; and (d) provisions for uncollectable amounts determined in accordance with reasonable accounting practices, consistently applied by the selling party, Where the Licensee distributes Patent Products for end use to itself, an Affiliate, a Joint Venture, or a sublicensee, then such distribution will be considered a sale at the price normally charged to independent third parties, including distributors whose pricing is not controlled by Licensee; and The Regents will be entitled to collect on such royalty in accordance with Paragraph 1.5. Net Sales for Patent Products that are kits which include a patented catheter licensed hereunder as well as other items such as tubing Sets, temperature probes and water cooling systems, the proprietary rights which are not owned by The Regents shall be calculated as follows: Net Sales price for a kit for purposes of royalties equal net price of kit times the ratio f the average gross selling price of a catheter licensed hereunder to the gross selling price of the kit.

1.5 "Affiliate(s)" of the Licensee means any entity which, directly or indirectly, controls the Licensee, is controlled by the Licensee, or is under common control with the Licensee ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the power to direct at least forty percent (40%) of the voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an "Affihiate will include any company in which the Licensee owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to the Licensee herein will be meant to include its Affiliates.

1.6 "Joint Venture" means any separate entity established pursuant to a" agreement between a third party and the Licensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from the Licensee. Each reference to the Licensee herein will be meant to include its Joint Venture(s).

1.7 "Sublicensing Income" means income received by Licensee under or on account of Sublicenses. Sublicensing Income includes income received by way of license issue fee, milestone payments and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing income is income received by Licensee as payment or reimbursement for research costs conducted by or for Licensee, including costs associated with materials, equipment, or clinical testing.

                                    2. Grant

2.1 Subject to the limitations Set forth in this Agreement, The Regents hereby grants to the Licensee an exclusive world wide right under The Regents' interest in Patent Rights to make, have made, use, sell, offer for sale, and import Patent Products and to practice the Patent Method.

2.2 The manufacture of Patent Products and the practice of the Patent Method will be subject to applicable government importation laws and regulations of a particular country on Patent Products made outside the particular country in which such Patent Products are used or sold.

2.3 The Regents also grants to the Licensee the right to issue sublicenses to third parties under the Regents' interest in Patent Rights to make, have made, use, sell, offer for sale, and import Patent Products and to practice Patent Method, provided the Licensee retains current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses will include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) that are contained in this Agreement and including payment to The Regents of 25% of Sublicensing Income and payment of royalties at the rates provided for in Article 4 (Royalties).

2.4 The Licensee wilt notify The Regents of each sublicense granted hereunder and provide The Regents with a copy of each sublicense. The Licensee will collect and pay all fees and royalties due The Regents as set forth in Article 4 below and guarantee all such payments due from the sublicensees. The Licensee will require the sublicensees to provide it with progress and royalty reports in accordance with the provisions, herein, and the Licensee will collect and deliver to The Regents all such reports clue from the sublicensees.

2.5 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all sublicenses will be cancelled or assigned to The Regents,

2.6 Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Invention and to make and use the invention, Patent Product(s), Patent Method(s), and associated technology solely for educational, clinical, and research purposes and for purposes not covered by this Agreement.

                              3. License Issue Fee

3.1 As partial consideration for all the rights and licenses granted to the Licensee, the Licensee will pay to The Regents a one-time license issue fee of seven thousand dollars ($7000) within 30 days after the execution of this Agreement by both parties.

3.2 The Licensee will also pay to The Regents a one-time patent issuance fee of five thousand dollars ($5,000) upon issuance of the first issued U.S. Patent under Patent Rights.

3.3 The fees Set forth above are non-refundable, n n-creditable, and not an advance against royalties.

                                  4. Royalties

4.1 As further consideration for all the rights and licenses granted to the Licensee, the Licensee and :its sublicensees will pay to The Regents an earned royalty at the rate of two and one half percent (2.5%) based on Net Sales of Patent Products.

4.2 Paragraphs. 1 1.2, and 1.3 define Patent Rights, Patent Products, and Patent Method so that royalties will be payable on Patent Products and Patent Methods covered by both pending patent applications and issued patents. Earned royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party or to itself, art Affiliate, Joint Venture, or the sublicensee in the case where such delivery of the Patent Products to the Licensee, an Affiliate, Joint Venture, or the sublicensee is intended for end use.

4.3 Royalties accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

          February 28 for the calendar quarter ending December 31;

          May 31 for the calendar quarter ending March 31;

          August 31 for the calendar quarter ending June 30; and

          November 30 for the calendar quarter ending September 30.

4.4 Each such payment will be for royalties which accrued up to the most recently completed calendar quarter of the Licensee.

4.5 Beginning in the year of the first sale of a Patent Product, and ending on the expiration of the Patent Rights, the Licensee will pay to The Regents a minimum annual royalty in the amounts and at the times set forth below:

          Year 1 $5000

          Year 2 $10,000

          Year 3 $15,000

          Year 4 and Thereafter $20,000

This minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

4.6 A one-time $100,000 milestone payment will be paid for the first FDA approval of a Patent Product. No other milestone payments are contemplated hereunder for subsequent, if any, FDA approvals of Patent Products.

4.7 All monies due The Regents will be payable in United Slates funds collectible at par in San Francisco, California. When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.8 Earned royalties on sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.4 (Net Sales). The Licensee will also be responsible for all bank transfer charges.

4.9 Notwithstanding the provisions of Article 26 (Force Majeure) if at any time legal restrictions prevent prompt remittance of part or all royalties owed to The Regents by the Licensee with respect to any country where a Patent Product is sold or distributed, the Licensee will convert the amount owed to The Regents into United States funds and will pay The Regents directly from another source of funds for the amount impounded.

4.10 In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

                                5. Due Diligence

5.1 The Licensee shall, upon execution of this Agreement and subject to all applicable laws and regulations, diligently proceed with the development, manufacture, and sale of Patent Products and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefore. The Licensee wil1 be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, will the Licensee be relieved of its obligations to meet the due diligence provisions of this Article.

5.2 The Licensee will use reasonable efforts to obtain all necessary governmental approvals in each country chosen by licensee in its sole discretion for the manufacture, use, and sale of Patent Products.

5.3 If the Licensee is unable to perform any of the following

          5.3(a) Feasibility Study: Treatment of 10 patients to be completed by July 2000.

          5.3(b) Multicenter Clinical Trial of 100 patients to be completed by July 2001

          5.3(c) FDA/Preapproval to be completed by February 2002; then The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to the Licensee to non-exclusive licenses in accordance with the provisions hereof. The exercise of this right and option by The Regents supersedes the rights granted in Article 2 (Grant). The Licensee may request a one-year extension of time during the term of the License which will not be unreasonably withheld by The Regents upon appropriate justification by Licensee if Licensee fails to meet any one of the diligence dates set forth above.

                        6. Progress and Royalty Reports

6.1 Beginning May 1, 2000 and semi-annually thereafter, the Licensee will submit to The Regents a progress report covering activities by the Licensee related to the development and testing of all Patent Products and the obtaining of the governmental approvals necessary for marketing them. These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States.

6.2 The progress reports submitted under Paragraph 6.1 will include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Patent Products and may also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 5 above:

6.2(a) Summary of work completed.

6.2(b) Key scientific discoveries.

6.2(c) Summary of work in progress.

6.2(d) Current schedule of anticipated events or milestones.

6.2(e) Market introduction date of Patent Products.

6.2(f) A summary of resources (dollar value) spent in the reporting period.

6.2(g) Activities of the sublicensees, if any.

6.2(h) Patents flied by Licensee per Paragraph 14.1

All reports hereunder shall be handled as a Confidential material by The Regents if so marked.

6.3 The Licensee will also report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Patent Product(s) In each country.

6.4 After the first commercial sale of a Patent Product, the Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31 August 31, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter of the Licensee (October through December, January through March, April through June, and July through September) and will show:

6.4(a) Gross sales and Net Sales of Patent Products sold by the Licensee and reported to the Licensee as sold by its sublicensees during the most recently completed calendar quarter.

6.4(b) Number of Patent Products sold or distributed by the Licensee and reported to the Licensee as sold or distributed by its sublicensees.

6.4(c) Royalties, in U.S. dollars, payable hereunder with respect to Net Sales: and the exchange rates used if any.

6.5 If no sales of Patent Products have been made during any reporting period after the first commercial sale of a Patent Product, then a statement to this effect is required.

                              7. Books and Records

7.1 The Licensee will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records will be preserved for at least five years after the date of the royalty payment to which they pertain and will be open to inspection by representatives or agents of The Regents at reasonable times to determine the accuracy of the books and records and to determine compliance by the Licensee with the terms of this Agreement.

7.2 The fees and expenses of representatives of The Regents performing such an examination will be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives will be borne by the Licensee.

                            8. Life of the Agreement

8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the effective date recited on page one and will remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned. Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

     Article 7 Books and Records

     Article 11 Disposition of Patent Products on Hand Upon Termination

     Article 12 Use of Names and Trademarks

     Article 17 Indemnification

     Article 22 Failure to Perform

     Article 27 Confidentiality

8.2 Any termination of this Agreement shall not relieve the Licensee of its obligation to pay any monies due or owing at the time of such termination and shall not relieve any obligations, of either party to the other party, established prior to termination.

                         9. Termination by The Regents

9.1 If the Licensee should violate or fail, to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee should fail to repair such default within 60 days after the date of such notice takes effect, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to the Licensee, If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the date such notice takes effect. Such termination will not relieve the Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents. These notices will be subject to Article 18 (Notices).

                        10. Termination by the Licensee

10.1 The Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 18 (Notices) and termination of this Agreement will be effective 90 days after the effective date thereof.

10.2 Any termination pursuant to the above paragraph will not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents arising under this Agreement prior to such termination. Such termination will not relieve the Licensee of its obligation to pa any fees or royalties owing at the time of such termination and will not impair any accrued right of The Regents.

         11. Disposition of Patent Products on 1-land Upon Termination

11.1 Upon termination of this Agreement, the Licensee will continue to have the privilege of selling Patent Products under its own rights in the patents.

                        12. Use of Names and Trademarks

12.1 Neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name 44The Regents of the University of California" or the name of any campus of the University of California.

12.2 It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms of this Agreement upon their request. If such release is made, The Regents will require that such terms will be kept in confidence in accordance with the provisions of
Article 27 (Confidentiality) and not be disclosed to others. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of the Licensee, except where The Regents are required to release such information under either the California Public Records Act or other applicable law. Any release of information by The Regents under this paragraph shall be promptly reported in writing to Licensee.

                              13. Limited Warranty

13.1 The Regents warrant to the Licensee that they have the lawful right to grant this license. This license and the associated Invention, Patent Rights, Patent Products, and Patent Methods are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, PATENT PRODUCTS, OR PATENT METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

13.2 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT RIGHTS, PATENT METHOD, OR PATENT PRODUCTS.

13.3 Nothing in this Agreement will be construed as:

13.3(a) A warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights.

13.3(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.

13.3(c) An obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 16 (Patent Infringement).

13.3(d) Conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights.

13.3 (e) An obligation to furnish any know-how not provided in Patent Rights or Patent Products.

                     14. Patent Prosecution and Maintenance

14.1 Licensee will, diligently prosecute and maintain the United States and foreign patents comprising Patent Rights using counsel of its choice, Licensee will promptly inform The Regents of prosecution events and provide the Regents with copies of all relevant documentation so that The Regents may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if The Regents have not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office, Licensee will be free to respond appropriately without consideration of comments by The Regents, if any. Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 27 (Confidentiality) herein. Counsel for Licensee will take instructions only from Licensee.

     So that The Regents may be assured that their patent rights are protected, Licensee will submit each U.S. patent application (under strict confidentiality) that is to be filed by Licensee to The Regents' designee for review 30 days prior to filing where practical, regardless of whether Licensee has named an employee of The Regents as inventor on the application. If, in The Regents' opinion, an application fails to set forth proper inventorship, Licensee and The Regents will cooperate to resolve any such nonjoinder or misjoinder, hi the event that a dispute over inventorship cannot be resolved by such cooperation, The Regents shall have the right, but not the obligation, to appoint disinterested patent counsel (i.e., patent counsel who have not previously represented The Regents or Licensee) paid for by Licensee to render an opinion as to the disputed inventorship. Both parties hereto agree to be bound by any such opinion.

14.2 Licensee will use all reasonable, efforts to amend any patent application to include claims requested by The Regents.


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

14.3 Licensee intends to file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available, and will keep The Regents apprised of its activities in this regard by providing The Regents with a list of elected countries. Should The Regents desire patent protection in countries not elected by Licensee, The Regents will timely notify Licensee of their desire to file patent applications in such countries. Licensee will cooperate with The Regents to file patent applications in such non-elected countries. The Regents will have the right to tile patent applications at their own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the licenses granted under this Agreement.

14.4 All past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights in Paragraph 1.1 and costs under Paragraph 14.1 will be borne by the Licensee including cost of Regents counsel to review and provide comment on preparation, filing, and prosecuting of Patent Rights with the exception of the costs discussed above in relation to non-elected countries in Paragraph 13.4, provided that any fees or costs incurred by The Regents in excess of $5,000 for which The Regents expect reimbursement are preapproved in writing by Licensee, such preapproval is not to be unreasonably withheld by Licensee. Licensee will reimburse The Regents for patent preparation and prosecution costs for this Invention incurred by The Regents prior to the execution of this Agreement. Such costs will be due upon execution of this Agreement and will be payable at the time that the license issue fee is payable. The costs of all interferences and oppositions will be considered prosecution expenses and also will be borne by the Licensee. The Licensee will reimburse The Regents for all costs and charges within 30 days following receipt of an itemized invoice from The Regents for same.

14.5 Licensee's obligation to underwrite and to pay all United States and foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations to any given patent application or patent upon three months written notice to The

Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

14.6 The Licensee will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first sublicense granted to an entity that does not qualify as a small entity as defined therein.

                               15. Patent Marking

15.1 The Licensee will mark all Patent Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                            16. Patent Infringement

16.1 In the event that either party (but The Regents only through it's Technology Transfer Officer responsible for this case) learns of the substantial infringement of any patent in Patent Rights, each party will inform, the other in writing and Licensee will provide The Regents with reasonable evidence of the infringement. During the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither party will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent must not be unreasonably denied. Both parties will use their best efforts to cooperate to terminate the infringement without litigation.

16.2 In order to take legal action for infringement, Licensee must request that The Regents join them to take legal action against the infringement of Patent Rights. This request must be in writing and must include reasonable evidence of the infringement and the damages to Licensee. If the infringing activity has not been abated within 90 days following the effective date of the request, The Regents has the right to (a) join with the Licensee to commence suit against the infringer or (b) refuse to participate in a suit. The Regents must give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of the request from Licensee But, should The Regents determine before the 100th day that they do not wish to join the suit they will notify Licensee as soon as possible. Licensee may thereafter bring suit for patent infringement in its own name if and only if The Regents elected not to commence Suit and if the infringement occurred during the period and in a jurisdiction where the third party had allegedly infringed Licensee's exclusive rights under this Agreement. However, in the event Licensee elects to bring suit in accordance with this Paragraph 16.2, The Regents may thereafter join the suit at its own expense.

16.3 Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by The Regents and the Licensee and participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order: a) to each party reimbursement in equal amounts of the attorneys costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party.

16.4 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

                              17. Indemnification

17.1 Licensee will (and require its sublicensees to) indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; the inventors of any invention covered by patents or patent applications in Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

17.2 As a condition to using or selling the Patent Products in humans, Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows: (or an equivalent program of self insurance)

17.3 Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence.............................   $5,000,000
Products/Completed Operations Aggregate.....   $5,000,000
Personal and Advertising Injury.............   $5,000,000
General Aggregate (commercial form only)....   $5,000,000

The Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

17.3(a) Provide for 30 day advance written notice to The Regents of any modification.

17.3(b) Indicate that The Regents has been endorsed as an additional Insured under the coverages referred to under the above.

17.3(c) Include a provision that the coverages will be primary and will not participate with nor w11 be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

17.4(d) The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 17 (Indemnification). The Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 17 (Indemnification).

                                   18. Notices

Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) on the date of mailing if mailed by first-class certified mail, postage paid; or (c) on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment to the respective addresses given below, or to another address as designated in writing by the party changing its prior address.

In the case of the Licensee:   Alsius Corp.
                               15770 Laguna Canyon Road, Suite 150
                               Irvine, CA 92618
                               Telephone: (949) 453-0150
                               Facsimile: (949) 453-0702
                               Attention: John L. Rogitz, Esq.
In the case of The Regents:    The Regents of the University of California
                               Office of Sponsored Research
                               Box 951406, 1401 Ueberroth Building
                               University of California, Los Angeles
                               Los Angeles, California 90095-1406
                               Telephone: (310)206-4401
                               Facsimile: (310) 206-3619
                               Attention: Director

                               19. Assignability

19.1 This Agreement is binding upon and will inure to the benefit of The Regents, their successors and assigns, but will be personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, provided, however, that this Agreement may be assigned by Licensee pursuant to a sale of all or substantially all of Licensee's stock or assets without any prior approval of The Regents. Any other attempt by Licensee to assign this Agreement is void unless Licensee obtains the prior written consent of The Regents.

                               20. Late Payments

20.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, the Licensee will pay to The Regents interest charges at a rate often percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from the Licensee under this Paragraph 20.1 will in no way affect the provision of
Article 21 (Waiver) herein.

                                   21. Waiver

21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

                             22. Failure to Perform

22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then such legal action will be conducted in San Francisco, California, and the prevailing party wilt be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                               23. Governing Laws

23.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

                    24. Government Approval or Registration

24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

                            25. Export Control Laws

25.1 The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Patent Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                               26. Force Majeure

26.1 The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, r regulations; strikes, look-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, any party to this Agreement will have the right to terminate this Agreement upon 30 days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one year. Notices will be subject to Article 18 (Notices).

                              27. Confidentiality

27.1 The Licensee and The Regents respectively will treat and maintain the proprietary business, patent prosecution) software, engineering drawings, process and technical information, and other proprietary information (Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five years after the date of termination of this Agreement. This confidentiality obligation will apply to the information defined as "Data" under the Secrecy Agreement, and such Data will be treated as Proprietary Information hereunder.

27.2 All Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party, and delivered to the receiving party within 30 days after the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, the Licensee and The Regents may use and disclose Proprietary information to its employees, agents, consultants, contractors, and, in the case of the Licensee, its sublicensees, provided that any such parties are bound by a like duty of confidentiality.

27.3 Nothing contained herein will in any way restrict or impair the right of the Licensee or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

27.3(a) That recipient can demonstrate by written records was previously known to it.

27.3(b) That is now, or becomes in the future, public knowledge other than through acts or omissions of recipient.

27.3(c) That is lawfully obtained without restrictions by recipient from sources independent of the disclosing party.

27.3(d) That is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency.

27.3(e) That The Regents are required to disclose pursuant to the California Public Records Act or other applicable law.

27.4 Upon termination of this Agreement, the Licensee and The Regents will destroy or return to the disclosing party proprietary information received from the other in its possession within 15 days following the effective date of termination. The Licensee and The Regents will provide each ether, within 30 days following termination, with a Written notice that Proprietary Information has been returned or destroyed, Each party may, however, retain one copy of Proprietary Information for archival purposes in non-working files.

                               28. Miscellaneous

28.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

28.2 This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.3 In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

28.4 This Agreement has been negotiated and prepared jointly by both parties and shall not be construed for or against any party but shall be given a fair and reasonable construction in accordance with the intention of the parties.

     In witness whereof both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

ALSIUS CORP.                            THE REGENTS OF THE UNIVERSITY
                                        OF CALIFORNIA


By /s/ William Worthen                  By /s/ Patricia Brennan
   ----------------------------------      -------------------------------------
              (Signature)                               (Signature)
Name William J. Worthen                 Name: Patricia Brennan
              (Please Print)
Title President & CEO                   Title: Director, Office of Sponsored
                                               Research
Date 2/8/00                             Date 11/16/99

                                 First Amendment
                                       To
                   Exclusive License Agreement No.2000-04-0437
                      For Indwelling Heat Exchange Catheter

This Amendment is made and is effective this 25 day of October, 2000 by and between The Regents of the University of California ("The Regents"), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607- 5200, acting through the offices of The University of California, Los Angeles located at 10920 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024 and Alsius Corporation ("Licensee"), a California corporation having a principal place of business at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618 and amends License Agreement No, 2000- 04-0437 between The Regents and Alsius in accordance with the terms and conditions of this Amendment.

The parties agree as follows:

1. Section 1.1 under Definitions shall be amended to add at the end of the paragraph the following:

     "Patent applications that fall under the definition of Patent Rights as defined in Section 1 1 will be automatically be incorporated in arid added to Appendix A and made a part of this agreement."

2. Section 6.1 under Progress and Royalty Reports shall be amended to read:

     "Beginning October 30, 2000 and semi-annually thereafter, the Licensee will submit to The Regents a progress report covering activities by the Licensee related to the development and testing of all Patent Products and the obtaining of the governmental approvals necessary for marketing them, These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States."

All other terms and conditions remain the same.

ALSIUS CORPORATION                      THE REGENTS OF THE UNIVERSITY OF
                                        CALIFORNIA


By: /s/ Arlan L. Alonzo                 By: /s/ Emily Waldron
    ---------------------------------       ------------------------------------
Name: Arlyn L. Alonzo                   Name: Emily Waldron
Title: Sr. I.P. Counsel                 Title: Asst. Director
Date: 10/25/00                          Date: 10-25-00

                                   APPENDIX A
                   Exclusive License Agreement No.2000-04-0437
                      For Indwelling Heat Exchange Catheter

1. Patent Application Serial No, 091133,813 filed August 13, 1998 entitled indwelling Heat Exchange Catheter and Method of Using Same," (UCLA Case No. LA99-501-2).

2. Patent Application Serial No. 09/503,014 filed February 11, 2000 entitled "Indwelling Heat Exchange Catheter and Method of Using Same11' (UCLA Case No. LA99501-3).

3. Patent Application Serial No. 09/546,814 filed April 11, 2000 entitled "Indwelling Heat Exchange Catheter and Method of Using Same,1' (UCLA Case No, LA99-501-4).


10/25/00